                                                                    Exhibit 99.1

 TUBOSCOPE, INC. VETCO INTERNATIONAL INC. 401(k) THRIFT SAVINGS PLAN FINANCIAL
  STATEMENTS AND SCHEDULES PREPARED IN ACCORDANCE WITH THE FINANCIAL REPORTING
                             REQUIREMENTS OF ERISA

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                Financial Statements and Supplemental Schedules

                          Year ended December 31, 1997

                                    Contents

Report of Independent Auditors............................................... 1

Audited Financial Statements

Statements of Net Assets Available for Benefits.............................. 2
Statement of Changes in Net Assets Available for Benefits With
  Fund Information........................................................... 3
Notes to Financial Statements................................................ 4


Supplemental Schedules

Item 27(a) - Schedule of Assets Held for Investment Purposes.................10
Item 27(d) - Schedule of Reportable Transactions.............................11

                         Report of Independent Auditors

Administrative Committee
Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan (the "Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1997 and 1996, and the changes in its net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1997, and reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the basic financial statements. The fund information in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


June 19, 1998

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                Statements of Net Assets Available for Benefits

                                                             December 31
                                                         1997            1996
                                                      -----------     -----------
Assets
Investments at fair value (Note 2):
 Aim Weingarten Fund                                  $ 2,662,570     $ 2,061,684
 Aurora National Life Assurance Co. Guaranteed
  Investment Contract (Note 4)                          3,253,820       6,301,198
 Davis New York Venture Fund                            2,683,975         437,254
 Merrill Lynch Basic Value Fund                         4,624,104       3,080,057
 Merrill Lynch Capital Fund                             3,661,497       2,985,789
 Merrill Lynch Corporate Bond Fund                      1,717,389       1,145,467
 Merrill Lynch Global Allocation Fund                   2,626,072       2,126,257
 Merrill Lynch Retirement Preservation Trust           10,481,166       7,233,555
 Tuboscope Vetco International, Inc. common stock       3,299,424       1,010,516
 Participant loans                                      2,086,892       1,498,926
                                                      -----------     -----------
TOTAL INVESTMENTS                                      37,096,909      27,880,703

Cash                                                          674               -
Receivables:
 Participant contributions                                212,257          83,386
 Employer contributions                                    82,597          16,920
 Accrued interest and dividends                            18,039          14,357
                                                      -----------     -----------
Total receivables                                         312,893         114,663
                                                      -----------     -----------
Total assets                                           37,410,476      27,995,366

Liabilities
Liability for securities purchased                          5,082          57,236
                                                      -----------     -----------
Total liabilities                                           5,082          57,236
                                                      -----------     -----------
Net assets available for benefits                     $37,405,394     $27,938,130
                                                      ===========     ===========


See accompanying notes.

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

Statement of Changes in Net Assets Available for Benefits With Fund Information

                          Year ended December 31, 1997

                                                                      Participant-Directed
                                            --------------------------------------------------------------------------
                                                                           Merrill Lynch       Merrill        Merrill
                                                                AIM          Retirement         Lynch          Lynch
                                              Company       Weingarten      Preservation      Corporate       Capital
                                               Stock           Fund            Trust          Bond Fund        Fund
                                            --------------------------------------------------------------------------
Additions to net assets attributed to:
 Participant contributions                    $    4,318     $  332,954      $   495,535      $  164,891    $  352,830

 Employer contributions in stock (Note 1)        702,886            --               --              --            --

 Rollover contributions                           12,461          5,770           45,450           9,489        11,729

 Investment income                                   --         378,639          826,302          96,611       304,613

 Net appreciation (depreciation) in
  fair value of investments                      992,872        169,460              --           29,205       328,543

 Other                                             3,252          1,748           22,900           1,200         3,166
                                            --------------------------------------------------------------------------
Total additions                                1,715,789        888,571        1,390,187         301,396     1,000,881

Deductions from net assets attributed to:
   Benefits paid to participants                  86,773        166,745        3,023,075          85,798       114,240
   Administrative expenses                         3,251          2,392           29,747           1,711         3,132
                                            --------------------------------------------------------------------------
Total deductions                                  90,024        169,137        3,052,822          87,509       117,372

Transfers from other qualified plans                 --             --         2,140,196         431,878        27,556
                                            --------------------------------------------------------------------------
Net increase prior to
 interfund transfers, net                      1,625,765        719,434          477,561         645,765       911,065

Interfund transfers, net                         728,820       (127,794)        (308,581)        (79,742)     (246,513)
                                            --------------------------------------------------------------------------
Net increase (decrease)                        2,354,585        591,640          168,980         566,023       664,552

Net assets available for
 benefits at beginning of year                 1,027,436      2,070,930       13,566,006       1,151,366     2,996,945
                                            --------------------------------------------------------------------------
Net assets available for
 benefits at end of year                      $3,382,021     $2,662,570      $13,734,986      $1,717,389    $3,661,497
                                            ==========================================================================

                                              ----------------------------------------------------
                                                                Merrill
                                                Merrill          Lynch      Davis
                                                 Lynch          Global     New York
                                              Basic Value     Allocation   Venture     Participant
                                                 Fund            Fund        Fund         Loans      Other     Total
-------------------------------------------------------------------------------------------------------------------------
Additions to net assets attributed to:
 Participant contributions                    $  426,014      $ 313,353    $  314,935  $             $212,257  $2,617,087

 Employer contributions in stock (Note 1)            --             --            --           --         --      702,886

 Rollover contributions                           28,291          6,427        15,256          --      48,633     183,506

 Investment income                               347,958        335,256       119,170      147,229      3,682   2,559,460

 Net appreciation (depreciation) in
  fair value of investments                      618,180        (88,631)      330,825          --         --    2,380,454


 Other                                             3,217          2,421         1,408          --      (2,954)     36,358
                                              ---------------------------------------------------------------------------
Total additions                                1,423,660        568,826       781,594      147,229    261,618   8,479,751

Deductions from net assets attributed to:
   Benefits paid to participants                 278,873        168,066       158,960      116,286     (7,146)  4,191,670
   Administrative expenses                         3,221          2,421         1,408          --         --       47,283
                                              ---------------------------------------------------------------------------
Total deductions                                 282,094        170,487       160,368      116,286     (7,146)  4,238,953

Transfers from other qualified plans             476,543        213,172     1,523,086      414,035        --    5,226,466
                                              ---------------------------------------------------------------------------
Net increase prior to
 interfund transfers, net                      1,618,109        611,511     2,144,312      444,978    268,764   9,467,264

Interfund transfers, net                         (86,264)      (120,748)       97,831      142,988          3         --
                                              ---------------------------------------------------------------------------
Net increase (decrease)                        1,531,845        490,763     2,242,143      587,966    268,767   9,467,264

Net assets available for
 benefits at beginning of year                 3,092,259      2,135,309       441,832    1,498,926    (42,879) 27,938,130
                                              ---------------------------------------------------------------------------
Net assets available for
 benefits at end of year                      $4,624,104     $2,626,072    $2,683,975   $2,086,892   $225,888 $37,405,394
                                              ===========================================================================

See accompanying notes.

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements

                               December 31, 1997


1. Description of the Plan

General

The Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan (the "Plan") is a defined contribution plan which covers domestic employees of Tuboscope Vetco International, Inc. (the "Company") and certain subsidiaries. Employees are eligible upon hiring or rehiring by the Company.

Effective January 1, 1997, the Plan was amended to merge the following tax-qualified plans into the Plan: Hydra-Rig, Inc./Drexel Oilfield Services, Inc. 401(k) Profit Sharing Plan and Trust; Vetco Pipeline Services, Inc. 401(k) Retirement/Savings Plan; and Gauthier Brothers Rentals, Inc. 401(k) Profit Sharing Plan. Assets were transferred into the Plan in conjunction with the mergers and are reflected on the financial statements as transfers from other qualified plans.

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

Participant Contributions

The Plan allows participants to contribute from 1% to 20% of their gross salary through a combination of before-tax and after-tax dollars, subject to limits prescribed by law. Participants may contribute 1% to 10% of their gross salary with before-tax dollars and 1% to 10% of their gross salary with after-tax dollars.

Participants may elect to have their contributions allocated in 10% increments to one or more of the following options: AIM Weingarten Fund, Merrill Lynch Retirement Preservation Trust ("RPT"), Merrill Lynch Corporate Bond Fund, Merrill Lynch Capital Fund, Merrill Lynch Basic Value Fund, Merrill Lynch Global Allocation Fund, Davis New York Venture Fund, and effective February 1997, Company Stock. Participants may no longer elect to allocate contributions to the Guaranteed Investment Contract ("GIC") and all transactions related to the GIC have been included with the RPT for financial statement purposes. See Note 4 for discussion of the GIC.

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements


1. Description of the Plan (continued)

I.   Employer Contributions
     ----------------------

The Plan calls for matching contributions by the Company of one-fourth of each participant's contributions, up to a maximum of 1 1/2% of the participant's salary. Effective August 1, 1997, the Plan was amended to allow for matching contributions by the Company of one-half of each participant's contributions, up to a maximum of 3% of the participant's salary.

Matching contributions are made by the Company in Tuboscope Vetco International, Inc. common stock ("Company Stock") and are valued at the fair market value as of the date of contribution to the Plan.

Participant Loans

Participants are allowed to borrow a minimum of $1,000 and a maximum of $50,000. The amount of a loan may not exceed 50% of the value of the participant's deferred compensation account and vested employee's contributions account. The security for a loan extended under the Plan is 50% of the value of the borrower's vested account balance as determined immediately after the loan is extended. The administrative committee determines a reasonable interest rate to be applied uniformly and charged on outstanding loans. The term of a loan is limited to five years unless the loan is used to acquire the borrower's principal residence.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the participant's employer contributions account, including actual earnings thereon, is based upon years of continuous service. A participant vests 20% each year and is 100% vested after five years of credited service. Full vesting in the participant's employer contributions will also occur at death, age 60, disability, retirement, or the termination or discontinuation of the Plan. Forfeitures may be applied to reduce the employer's contribution.

          Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements


1. Description of the Plan (continued)

Payment of Benefits

Upon termination of service, each participant can receive his/her vested amount in one lump-sum payment or, in certain cases, the participant may defer withdrawals. In addition, active service withdrawals may be taken at age 59 1/2 and at age 62 in 10% increments once each calendar quarter.

Administrative Expenses

Certain administrative expenses such as legal fees and audit fees are paid by the Company. The Plan pays all other administrative expenses.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974. In the event of Plan termination, participants will become fully vested.

2. Summary of Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Benefit payments to participants are recorded upon distribution.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates.

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements


2. Summary of Accounting Policies (continued)

Investment Valuation and Income Recognition

Mutual fund investments and Company Stock are valued at fair value, which is determined using quoted market prices. The Aurora National Life Assurance Company Guaranteed Investment Contract ("Aurora") is stated at contract value (see Note 4). The Merrill Lynch Retirement Preservation Trust and participant loans are valued at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

3. Federal Income Taxes

The Plan has received a favorable determination letter from the Internal Revenue Service dated October 31, 1995 regarding its qualification status under Section 401(a) of the Internal Revenue Code (the "Code") for exemption from federal income taxes. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

4. Executive Life Insurance Company Fund

Certain of the Plan's assets were invested in an Executive Life Insurance Company ("ELIC") GIC. ELIC was placed into conservatorship on April 11, 1991 by the California Insurance Commissioner. The decision of the California Insurance Commissioner to place the funds into conservatorship and subsequent court orders have restricted the participants' ability to contribute funds to or withdraw funds from this investment since that time.

On September 3, 1993, Aurora assumed and reinsured the GIC. Aurora adjusts its estimate of the GIC balance annually for interest earned and account value adjustments.

In April 1994, the Company elected to opt-in to the ELIC Rehabilitation Plan with a benefit-responsive guaranteed investment contract. Under the terms of the ELIC Rehabilitation Plan, current employees who are contract holders must remain in the Plan with no withdrawals or transfers of funds permitted until September 1998.

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements


4. Executive Life Insurance Company Fund (continued)

In August 1995, the Superior Court of Los Angeles, California, rendered a nonappealable court order stating that all priority litigation ELIC contracts would be treated as normal annuity contracts. The consequences of this decision included raising the Plan from a class six to a class five standing in the conservatorship proceedings. Therefore, the Plan will be eligible to receive its full percentage of the ELIC Rehabilitation Plan settlement amount from Aurora in 1998.

In May 1997, $3.2 million was transferred from Aurora to the RPT for ELIC funds which were being held on behalf of the Plan. Because the litigation related to the ELIC was settled in 1995, funds representing all terminated participants' balances as of April 11, 1991 can now be distributed by the Plan. All active participants' total ELIC balances and the terminated participants' interests earned since April 11, 1991 on ELIC balances will not be paid out until the contract expires in September 1998. Letters were sent to terminated employees describing their options for distribution of their April 11, 1991 ELIC balances. These options are either to be paid out immediately or to wait until their entire balance can be distributed in September 1998. Funds received from Aurora and deposited in the RPT account can be reallocated to other investment options as directed by participants.

The GIC is valued at contract value. The net average yield was 4.97% and 5.13% for 1997 and 1996, respectively. The rate of credited interest for any period of time will be determined by Aurora and may be changed periodically. The net crediting interest rate was 5.34% and 5.18% at December 31, 1997 and 1996, respectively. The value of the GIC is subject to the financial stability of Aurora.

5. Year 2000 Issue (Unaudited)

The Company has developed a plan to modify its internal information technology to be ready for the year 2000 and has begun converting critical data processing systems. The project also includes determining whether third-party service providers have reasonable plans in place to become year 2000-compliant. The Company currently expects the project to be substantially complete by early 1999 and does not expect this project to have a significant effect on the Plan's operations.

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements


6. Subsequent Events

Effective January 1, 1998, the Plan was amended as follows:

     1) Participants may contribute up to 20% of their gross salary in any combination of before-tax and after-tax contributions.

     2) The Company may, in its sole discretion, contribute to the Plan for each participant who elected to defer compensation or make voluntary contributions to the Plan an additional contribution of one-half of the participant's deferred compensation and one-half of the participant's voluntary contributions, up to a maximum of 1% of the participant's salary.

In September 1998, it is anticipated that the remaining assets in the ELIC GIC will be transferred to the RPT for distribution to former employees or for active participants who may allocate the funds to their desired investment options.

                             Supplemental Schedules

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

         Item 27(a) - Schedule of Assets Held for Investment Purposes

                               December 31, 1997


                          EIN: 74-1473942     PN: 001



     Identity of                                                         Current
        Issue            Description of Investment        Cost            Value
-----------------------------------------------------------------------------------

*Tuboscope Vetco
 International, Inc.    Common Stock                    $ 1,922,399     $ 3,299,424

*Merrill Lynch          Retirement Preservation          10,481,166      10,481,166
                        Trust
*Merrill Lynch          Global Allocation Fund
                        Class A                           2,585,262       2,626,072

*Merrill Lynch          Corporate Bond Fund
                        Investment Grade Class A          1,743,493       1,717,389

*Merrill Lynch          Capital Fund, Class A             3,167,103       3,661,497
*Merrill Lynch          Basic Value Fund                  3,580,232       4,624,104
Aurora National Life
 Assurance Company      Guaranteed Investment             3,253,820       3,253,820
                        Contract
AIM Management          Weingarten Fund                   2,454,757       2,662,570
Davis New York          Venture Fund                      2,363,046       2,683,975
*Participant loans      Varying maturity dates,
                        bearing interest at prime
                        plus 1% (interest rates
                        ranging from 7%-10%)                      -       2,086,892
                                                   --------------------------------
                                                        $31,551,278     $37,096,909
                                                   ================================

* Party-in-interest

         Tuboscope Vetco International, Inc. 401(k) Thrift Savings Plan

               Item 27(d) - Schedule of Reportable Transactions

                          Year ended December 31, 1997


                          EIN: 74-1473942     PN: 001


                                                                                                      Current
                                                                                                      Value of
                                               Number                                                 Asset on
Identity of                                      of         Purchase      Selling       Cost of      Transaction
Party Involved         Description          Transactions      Price        Price         Asset          Date       Net Gain
----------------------------------------------------------------------------------------------------------------------------

Category (iii)  Series of transactions in excess of 5% of net assets available for benefits

Merrill Lynch    Retirement Preservation             482   $10,444,481   $        -   $10,444,481   $10,444,481   $        -
                 Trust
                                                     346             -    7,196,870     7,196,870     7,196,870            -

Merrill Lynch    Basic Value Fund                    203     1,583,815            -     1,583,815     1,583,815            -
                                                     345             -      621,162       485,556       621,162      135,606

Davis New York   Venture Fund                        143     2,282,979            -     2,282,979     2,282,979            -
                                                     178             -      367,083       320,797       367,083       46,286

11